AMENDMENT TO FORD MOTOR COMPANY
                         SUPPLEMENTAL COMPENSATION PLAN
                         ------------------------------
                       (Effective as of October 16, 1998)

Paragraph 10 is amended by adding the following new Paragraph 10i at the end thereof:

"10i. Transfer of Deferral Accounts and Complete Termination of the Plan. Anything in this Plan to the contrary notwithstanding, all outstanding book entry deferral accounts maintained under the Plan in the form of contingent credits for cash and/or Common Stock shall be transferred to the Company's Deferred Compensation Plan and governed by the provisions of that plan, effective as of the close of business on October 16, 1998. Upon such transfer, contingent credits for cash shall be valued based on the Fidelity Retirement Money Market Portfolio and contingent credits for Common Stock shall be valued based on the Ford Stock Fund until such time, if any, as all or part of such amounts are transferred by the applicable participants to other investment options available under the Deferred Compensation Plan. Ultimate payout of a transferred deferral account shall be in cash, except that, to the extent that the transferred account is valued based on the Ford Stock Fund, the participant may make an election prior to the transfer of the account to receive the ultimate payout in whole shares of Common Stock. Upon completion of the transfer of the deferral accounts to the Deferred Compensation Plan from the Plan, the Plan shall terminate in its entirety."